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                                   EXHIBIT 11

                        Golden West Financial Corporation
              Statement of Computation of Earnings (Loss) Per Share
                 (Dollars in thousands except per share figures)


                                          Three Months Ended          Six Months Ended
                                                June 30                    June 30
                                        ------------------------   ------------------------
                                           1997         1996          1997         1996
                                        -----------   ----------   -----------  -----------
  Earnings Before Cumulative Effect of
     Change in Accounting for Goodwill  $   87,277    $  79,585    $  170,651   $  158,178
  Cumulative Effect of Change in
     Accounting for Goodwill                   -0-          -0-           -0-     (205,242)
                                        -----------   ----------   ----------   -----------
  Net Earnings (Loss)                   $    87,277   $   79,585   $  170,651   $  (47,064)
                                        ===========   ==========   ==========   ===========

  Average Number of Common
     Shares Outstanding                  56,892,526    58,283,423   57,102,416   58,536,031
                                        ===========    ==========   ==========   ===========

  Earnings Per Share Before Cumulative
    Effect of Change in Accounting for
    Goodwill                            $     1.54     $    1.35    $     2.99   $     2.69
  Cumulative Effect of Change in
    Accounting for Goodwill                   0.00          0.00          0.00        (3.49)
                                        -----------   ----------   ----------   -----------
  Earnings (Loss) Per Common Share      $     1.54     $    1.35    $     2.99   $     (.80)
                                        ===========   ==========   ===========  ===========


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